                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                         [ ]  Confidential, for Use of the Commission
[X]  Definitive Proxy Statement                               Only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

                            KRAUSE'S FURNITURE, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  Fee not required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

     (5)  Total fee paid:

        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

        ------------------------------------------------------------------------

                            KRAUSE'S FURNITURE, INC.

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 27, 1999

To the Stockholders of
KRAUSE'S FURNITURE, INC.

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Krause's Furniture, Inc., a Delaware corporation, will be held on May 27, 1999, at the offices of the Company at 200 North Berry Street, Brea, California 92821-3903 at 10:00 a.m., local time, for the following purposes:

          (1) To elect a Board of six directors to serve for the ensuing year.

          (2) To consider and ratify the appointment of Arthur Andersen LLP as independent public accountants for the fiscal year ending January 30, 2000.

          (3) To transact such other business that may properly be brought before the meeting or any adjournment or postponement thereof.

     Nominees for directors are set forth in the enclosed Proxy Statement. The Board of Directors has fixed the close of business on April 15, 1999 as the record date for the determination of stockholders entitled to receive notice of and to vote at the Annual Meeting. Your proxy will be revocable at any time prior to its exercise.
                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          [SIG]

                                          JUDITH OLSON LASKER
                                          Secretary

Dated: April 23, 1999.

                                   IMPORTANT

     WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, SIGN, DATE AND RETURN YOUR PROXY IN THE ENCLOSED ENVELOPE. IF YOU ATTEND THE ANNUAL MEETING, YOU MAY VOTE IN PERSON IF YOU HAVE NOTIFIED THE SECRETARY OF YOUR INTENTION TO DO SO, EVEN THOUGH YOU HAVE PREVIOUSLY RETURNED YOUR PROXY.

                            KRAUSE'S FURNITURE, INC.
                             200 NORTH BERRY STREET
                             BREA, CALIFORNIA 92821

                            ------------------------

                                PROXY STATEMENT

                            ------------------------

     The accompanying proxy is solicited by the Board of Directors of Krause's Furniture, Inc. (the "Company"), for use at the Annual Meeting of Stockholders (the "Annual Meeting") to be held at 10:00 a.m. local time on May 27, 1999, at the Company's offices, and at any adjournment or postponement thereof, for the purposes set forth in the attached Notice. If a choice is not specified in the proxy, the shares represented thereby will be voted FOR the actions proposed. A stockholder giving a proxy has the power to revoke it at any time prior to its exercise by filing with the Secretary of the Company a written revocation or a duly executed proxy bearing a later date, or by attending the Annual Meeting and electing to vote in person.

     The cost of solicitation of proxies will be borne by the Company. In addition to solicitation by mail, officers and directors of the Company may solicit proxies by telephone, telegraph or personal interview.

     The close of business on April 15, 1999 has been fixed as the record date for determining stockholders entitled to vote at the Annual Meeting. On that date, the Company had outstanding and entitled to vote 21,984,428 shares of Common Stock. Each share of Common Stock entitles the holder to one vote on all matters to come before the Annual Meeting.

     This Proxy Statement and accompanying form of proxy were first sent to stockholders on or about April 23, 1999. The Company's Annual Report accompanies this Proxy Statement.

                                 PROPOSAL NO. 1

                             ELECTION OF DIRECTORS

     All directors are elected annually by the stockholders. The Company's Bylaws provide for six directors. Six individuals are being nominated to serve as directors until the next Annual Meeting. Unless marked to the contrary, proxies received will be voted for the following six nominees: Kamal G. Abdelnour, Jeffrey H. Coats, Peter H. Dailey, Thomas M. DeLitto, John A. Gavin and Philip M. Hawley, all of whom are incumbent directors. All of the nominees have agreed to serve if elected. If any of such persons is unable or unwilling to stand for election at the date of the Annual Meeting or any adjournment thereof, the proxy holders will vote for a substitute nominee in their discretion. Those nominees receiving the largest number of votes will be elected as directors. Officers of the Company are appointed by the Board of Directors and serve at the pleasure of the Board.

     Under Delaware law and the Company's Certificate of Incorporation and Bylaws, if a quorum is present, directors are elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. A majority of the outstanding shares entitled to vote, present in person or represented by proxy, constitutes a quorum. Shares represented by proxies or ballots withholding votes from one or more directors and "broker non-votes", if the broker's proxy is voted for at least one proposal, will be counted for purposes of determining a quorum.

             NAME, AGE AND BUSINESS EXPERIENCE OF EACH NOMINEE FOR
                      DIRECTOR AND EACH EXECUTIVE OFFICER

     Set forth below is a summary of the business experience over the last five years of the six nominees for director and the executive officers who are not directors.

  Nominees for Election as Directors

     KAMAL G. ABDELNOUR, age 62, has been a director since September 1996. He had been a director from February 1993 to August 1996 when he resigned in connection with the Company's recapitalization. Mr. Abdelnour has been President, Chief Executive Officer and a director of ATCO Development, Inc. ("ATCO") since 1980. ATCO is engaged in the business of investments, real estate ownership and management, and export sales. Mr. Abdelnour currently serves as a director of Permal Management Corporation.

     JEFFREY H. COATS, age 41, has been a Director since August 1996. He has been a Managing Director of GE Equity, a wholly owned subsidiary of General Electric Capital Corporation, since April 1996. He was also a Managing Director of GE Capital Corporate Finance Group, Inc., a wholly owned subsidiary of General Electric Capital Corporation, from June 1987 to April 1993. From March 1994 to April 1996, Mr. Coats was President of Maverick Capital Equity Partners, LLC and from April 1993 to January 1994, he was Managing Director and a Partner of Veritas Capital, Inc., both of which are investment firms. Mr. Coats is the Chairman of The Hastings Group, Inc., which filed for bankruptcy in October 1995. The Hastings Group, Inc. filed its plan of liquidation on December 23, 1997, which went effective on January 1998. Mr. Coats has been a director of ValueVision International, Inc. since April 1999, and a director of autobytel.com since August 1996 (the corporation went public in March 1999).

     HON. PETER H. DAILEY, age 68, has been a director since September 1996. He is Chairman of Fedco, Inc., a retailing organization, since September 1998. He served as Ambassador to Ireland from 1982 to 1984, and was special Presidential envoy to NATO countries. From 1985 to 1988, Mr. Dailey served as counselor to the Director of the Central Intelligence Agency. From 1985 to 1992 he was a member of President's Advisory Committee on Arms Control and Disarmament. He serves as founder and Chairman of Enniskerry Financial, Inc., a private investment company founded in 1968. Mr. Dailey is a member of the Board of Directors of Chicago Title Corporation, Sizzler, Inc., and Jacobs Engineering Group, Inc. Prior to returning to government service, he served as a director of the Walt Disney Co. and the Interpublic Group of Companies. He served as the Chairman and Chief Executive Officer of Memorex Telex, NV, a worldwide technology company headquartered in Amsterdam, the Netherlands from April 1996 to January 1997. Memorex Telex Corp., the U.S. Subsidiary of Memorex Telex, NV, filed for bankruptcy in 1996 and is in the process of liquidation. Sizzler, Inc. a family style restaurant chain, filed for bankruptcy in 1996. Sizzler emerged out of bankruptcy after ten months and has been profitable since that time, all creditors have been paid 100 cents on a dollar and the stock has continued to grow.

     THOMAS M. DELITTO, age 46, has been Vice Chairman since December 1994 and a director since June 1991. He was Chief Executive from April 1995 to August 1996, President and Chief Executive Officer from July 1992 to December 1994, and Executive Vice President and Chief Operating Officer from June 1991 to July 1992. Mr. DeLitto has been a director of Permal Capital Management, Inc., a wholly owned subsidiary of Worms & Co., Inc., since September 1991 and President since March 1991; in this capacity he oversees operations of that company's direct investment activities. He has been Executive Vice President of Worms & Co., Inc. since February 1996, and Chief Administrative officer since June 1998.

     HON. JOHN A. GAVIN, age 68, has been a director since September 1996. He is the founder and Chairman of Gamma Holdings and was a principal of Gavin, Dailey and Partners, both international capital and consulting firms, since 1968 and from 1990 to 1998, respectively. He has also been affiliated with Hicks, Muse, Tate and Furst (Latin America) as Partner and Managing Director since 1995. In 1998, Mr. Gavin joined Pacific Capital Group and Global Crossing Incorporated as Director of Southern Crossing, the Latin American component of Global Crossing. Mr. Gavin is a member of the Board of Directors of Atlantic

Richfield Company, International Wire Group and Apex Mortgage Capital and is a trustee of the Hotchkis & Wiley Funds (a Merrill Lynch company).

     PHILIP M. HAWLEY, age 73, has been Chairman and Chief Executive Officer since August 1996. He served as Chairman and Chief Executive Officer of The Broadway Stores, Inc. (formerly Carter Hawley Hale Stores, Inc.) from 1977 to 1993, and has been President and Chief Executive Officer of P. M. Hawley, Inc., since 1993. Mr. Hawley is also a director of Weyerhaeuser Company and Aeromovel, U.S.A.

  Executive Officers Who are not Directors

     ROBERT A. BURTON, age 58, was named Executive Vice President and Chief Financial Officer on February 1, 1999; he had been Senior Vice President and Chief Financial Officer since December 1996. Mr. Burton was an independent financial consultant from January 1995 to November 1996, and from November 1987 to December 1994 he was Senior Vice President and Chief Financial Officer of John Breuner Company, a home furnishings company. In October 1993, John Breuner Company filed for bankruptcy and emerged in July 1994.

     HERBERT J. FRIEDMAN, age 48, was named Executive Vice President on February 1, 1999; he had been Senior Vice President of Merchandising, Product Development, Marketing and Stores since April 1997. Mr. Friedman was Senior Vice President of Strategic Planning from April 1995 to April 1997 and Vice President of Merchandising from June 1989 to April 1995.

     K. JAMES MCTAGGART, age 37, was named Executive Vice President on February 1, 1999; he had been Senior Vice President of Manufacturing and Distribution since April 1996. Mr. McTaggart was Vice President of Distribution and Logistics from February 1996 to March 1996. Mr. McTaggart was formerly the Vice President of Distribution/Logistics at Stanley Works - Door Systems from March 1995 to February 1996, and served in other positions in Stanley Works - Door Systems from November 1985 to March 1995.

     KLAUS TABAR, age 45, is Senior Vice President of Real Estate and Construction. Mr. Tabar was Senior Vice President of Development, Store Planning and Construction from April 1997 to December 1997 and Senior Vice President of Real Estate and Administration from April 1996 to April 1997. He joined the Company as Vice President of Real Estate in January 1989.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information with respect to beneficial ownership of the Company's Common Stock as of March 31, 1999 by (i) each person (or group of affiliated persons) who is known by the Company to own beneficially more than 5% of the Company's Common Stock, (ii) each of the Company's directors and executive officers, and (iii) all directors and executive officers as a group.

                                                               SHARES            PERCENT OF
         NAME AND ADDRESS OF BENEFICIAL OWNER           BENEFICIALLY OWNED(1)   SHARES OWNED
         ------------------------------------           ---------------------   ------------
GECC..................................................       7,400,000(2)           30.3
  260 Long Ridge Road
  Stamford, CT 06927
Worms & Cie...........................................       3,153,265(3)           14.1
  55 rue la Boetie
  75008 Paris, France
Japan Omnibus Ltd. (JOL)..............................         300,000(4)            1.3
  Tropic Isle Building
  Road Town, Tortola
  British Virgin Islands
John F. Hawley and Barbara H. Hawley, as Trustees.....       1,376,472(5)            6.3
  515 South Figueroa Street
  Los Angeles, CA 90071
ATCO Holdings Limited.................................         1,115,923             5.1
  c/o ATCO Development, Inc.
  11777 Katy Freeway
  Houston, TX 77079
Philip M. Hawley......................................         977,500(6)            4.3
Thomas M. DeLitto.....................................         100,523(7)              *
Robert A. Burton......................................          62,500(8)              *
Herbert J. Friedman...................................          63,760(9)              *
K. James McTaggart....................................         51,000(10)              *
Klaus Tabar...........................................         74,837(11)              *
Kamal G. Abdelnour....................................         53,437(12)              *
Jeffrey H. Coats......................................                --              --
Peter H. Dailey.......................................         20,487(13)              *
John A. Gavin.........................................         20,487(13)              *
All directors and executive officers
as a group (10 persons)...............................         1,424,531             6.1

---------------
  *  Less than one percent

 (1) Outstanding warrants and options held by each of the principal stockholders, directors and executive officers which are exercisable currently or within 60 days of the date of this table are deemed to be outstanding shares of Common Stock for their respective calculations.

 (2) Includes warrants to purchase 2,400,000 shares of Common Stock.

 (3) Worms & Cie, through JOL, Permal Capital Management, Inc. and certain other affiliates, may be deemed to be the beneficial owner of 2,755,310 shares of Common Stock and warrants to purchase 397,955 shares of Common Stock, which amounts include 1,288,040 shares held by two former directors of the Company, and exclude 100,523 shares, options and warrants held by Mr. DeLitto and shown separately below. The two former directors and Mr. DeLitto are directors and officers of affiliates of Worms & Cie. Worms & Cie disclaims ownership of the shares held by these individuals.

 (4) Warrants to purchase 300,000 shares of Common Stock.

 (5) As trustees for various Hawley Trusts, John F. Hawley and Barbara H. Hawley are deemed to be beneficial owners of such shares.

 (6) Includes options to purchase 925,500 shares of Common Stock.

 (7) Includes options to purchase 9,998 shares of Common Stock and 15,487 deferred stock units.

 (8) Includes options to purchase 52,500 shares of Common Stock.

 (9) Includes options to purchase 63,760 shares of Common Stock.

(10) Includes options to purchase 50,000 shares of Common Stock.

(11) Includes options to purchase 69,700 shares of Common Stock.

(12) Includes options to purchase 5,000 shares of Common Stock and 15,487 deferred stock units, and a warrant to purchase 32,950 shares of Common Stock.

(13) Consists of options to purchase 5,000 shares of Common Stock and 15,487 deferred stock units.

Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Securities Exchange Act of 1934 requires the directors and officers of the Company and persons who own more than ten percent of a registered class of the Company's equity securities ("Reporting Persons") to file with the Securities and Exchange Commission and the American Stock Exchange initial reports of ownership and reports of changes in ownership of Common Stock. In addition, under Section 16(a), trusts for which a Reporting Person is a trustee and a beneficiary (or a member of his immediate family is a beneficiary), may have a separate reporting obligation with regard to holdings and transactions in Common Stock. Specific due dates for these reports have been established, and the Company is required to disclose in this proxy statement any failure to file by these dates during 1998 or in prior years if not previously reported. To the Company's knowledge, all of these requirements were satisfied, except that Mr. Friedman, Reporting Person, filed one late Form 4 for one stock transaction. This late filing has been corrected.

          INFORMATION REGARDING THE BOARD OF DIRECTORS AND COMMITTEES

     During the fiscal year ended January 31, 1999 (fiscal year 1998), the Board of Directors of the Company held six meetings. All directors attended at least 80% of the aggregate number of meetings of the Board and all committees of the Board on which they served.

     All directors were reimbursed for travel and other expenses related to their activities as directors during fiscal year 1998, and will continue to be so reimbursed in fiscal year 1999 and beyond. The four non-employee directors other than Jeffrey H. Coats were each paid a fee of $10,000 for their services during fiscal year 1998. Deferred stock units valued at $10,000 were granted under the Company's 1997 Stock Incentive Plan for services rendered as directors to each non-employee director (other than Mr. Coats) in office on December 31, 1998 and will be granted on December 31 of each year thereafter during the term of the 1997 Stock Incentive Plan.

     The Board of Directors has designated four principal standing committees. Set forth below are descriptions of the functions of these committees and the names of their current members.

     Executive Committee. The current members of the Executive Committee are Messrs. Hawley (Chairman), DeLitto and Coats. The Executive Committee has all of the powers and authority in the management of the business and affairs of the Company, except those prohibited by law, to take action on behalf of the Board of Directors as may be necessary between regular meetings of the Board when a special meeting or a telephonic meeting of the full Board is not possible or practicable. All actions taken by the Executive Committee are presented to the full Board of Directors for ratification at its next regular or special meeting. The Executive Committee held no meetings in fiscal year 1998.

     Audit Committee. The current members of the Audit Committee are Messrs. Gavin (Chairman), Dailey and Abdelnour. This committee reviews and makes reports and recommendations to the Board of Directors with respect to the selection of the independent public accountants of the Company, and the arrangements for and the scope of the audits to be performed by such independent public accountants and reviews the annual consolidated financial statements of the Company. The Audit Committee held two meetings in fiscal year 1998.

     Compensation Committee. The members of the Compensation Committee are Messrs. Abdelnour (Chairman), Gavin and Dailey. This committee reviews the salaries and salary ranges of the officers and employees of the Company and its subsidiaries whose compensation exceeds specified levels as well as the compensation, retirement and fringe benefits plans (including option plans) of the Company and its subsidiaries, and makes recommendations with respect to such matters to the Board of Directors. The Compensation Committee also serves as the administrative committee of the Company's 1997 Stock Incentive Plan. The Compensation Committee held two meetings in fiscal year 1998.

     Nominating Committee. The members of the Nominating Committee are Messrs. Hawley (Chairman), DeLitto, Coats and Abdelnour. This committee identifies, reviews the qualifications of and recommends candidates to the Board of Directors for election as directors of the Company, and also acts on other matters pertaining to membership on the Board of Directors. The Nominating Committee advises the Board of Directors on terms of tenure and compensation for directors and issues involving potential conflicts of interest. The Nominating Committee also identifies, reviews the qualifications of, and recommends to the Board of Directors individuals for senior management positions of the Company. The Nominating Committee held no meetings in fiscal year 1998.

     The Nominating Committee will consider recommendations by stockholders of the Company as to candidates for membership on the Board of Directors. Any stockholder who desires to propose to the Nominating Committee a candidate for such membership should send to the attention of the Secretary of the Company a letter of recommendation containing the name and address of the proposing stockholder and the proposed candidate. A written consent of the proposed candidate to serve as director if elected and a detailed description of his or her qualifications and background should also be provided.

                       COMPENSATION OF EXECUTIVE OFFICERS

     The following table sets forth all compensation paid by the Company during fiscal 1998, 1997, and 1996 to (i) the Company's Chief Executive Officer during fiscal 1998 and (ii) the four other most highly compensated executive officers of the Company during fiscal 1998 (collectively referred to as the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                                            LONG-TERM
                                                     ANNUAL               COMPENSATION
                                                  COMPENSATION             SECURITIES       ALL OTHER
                                          ----------------------------     UNDERLYING      COMPENSATION
      NAME AND PRINCIPAL POSITION         YEAR    SALARY($)   BONUS($)   OPTIONS/SARS(#)       ($)
      ---------------------------         ----    ---------   --------   ---------------   ------------
Philip M. Hawley........................  1998     233,649                         --
  Chairman and Chief                      1997     233,842                         --
  Executive Officer                       1996     101,959                  1,234,000
Robert A. Burton........................  1998     155,415                     15,000
  Executive Vice President and            1997     155,160                     50,000
  Chief Financial Officer                 1996      28,978                     50,000        50,000(1)
Herbert J. Friedman.....................  1998     157,215                     15,000
  Executive Vice President of             1997     156,959                     50,000        39,119(2)
  Merchandising, Product                  1996     152,301                     50,000
  Development, Marketing and Stores
K. James McTaggart......................  1998     135,405                     15,000
  Executive Vice President of             1997     135,633                     40,000
  Manufacturing and Distribution          1996     121,953                     45,000
Klaus Tabar.............................  1998     155,415         --          15,000        36,060(2)
  Senior Vice President of                1997     155,159     17,030          50,000
  Real Estate and Construction            1996     141,645     34,030          50,000

---------------
(1) Represents reimbursement for out-of-pocket relocation costs.

(2) Represents payment for prior years' accrued but unused vacation.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

     The following table sets forth information regarding stock options and deferred stock units granted during fiscal 1998 to the Named Executive Officers.

                                                                                              REALIZABLE
                                                                                           VALUE AT ASSUMED
                                                  % OF TOTAL                                 ANNUAL RATES
                                   NUMBER OF     OPTIONS/SARS                               OF STOCK PRICE
                                   SECURITIES     GRANTED TO                                 APPRECIATION
                                   UNDERLYING    EMPLOYEES IN   EXERCISE OR                FOR OPTION TERM
                                  OPTIONS/SARS      FISCAL      BASE PRICE    EXPIRATION   ----------------
              NAME                 GRANTED(#)      YEAR(1)        ($/SH)         DATE      5%($)    10%($)
              ----                ------------   ------------   -----------   ----------   ------   -------
Philip M. Hawley................         --           --             --              --        --        --
Robert A. Burton................     15,000          8.0%          3.25        06/14/08    79,463   126,263
Herbert J. Friedman.............     15,000          8.0%          3.25        06/14/08    79,463   126,263
K. James McTaggart..............     15,000          8.0%          3.25        06/14/08    79,463   126,263
Klaus Tabar.....................     15,000          8.0%          3.25        06/14/08    79,463   126,263

---------------
(1) The Company granted options for a total of 23,668 deferred stock units to directors and 165,000 shares of Common Stock to employees of the Company during 1998. All of the options and deferred stock units were granted under the 1997 Stock Incentive Plan.

                    AGGREGATED OPTION/SAR EXERCISES IN 1998
                       AND YEAR-END OPTION/SAR VALUES(1)

     The following table sets forth information concerning the value of unexercised options and deferred stock units held by the Named Executive Officers as of January 31, 1999, the end of the Company's 1998 fiscal year. No Named Executive Officers exercised any options during fiscal year 1998.

                                                              NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                                   UNDERLYING                   IN-THE-MONEY
                                                            UNEXERCISED OPTIONS/SARS            OPTIONS/SARS
                                 NUMBER OF                     AT FISCAL YEAR-END           AT FISCAL YEAR-END(1)
                              SHARES ACQUIRED    VALUE     ---------------------------   ---------------------------
            NAME                ON EXERCISE     REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
            ----              ---------------   --------   -----------   -------------   -----------   -------------
Philip M. Hawley............        --            --         925,500        308,500        462,750        154,250
Robert A. Burton............        --            --          52,500         62,500             --             --
Herbert J. Friedman.........        --            --          63,760         62,500             --             --
K. James McTaggart..........        --            --          50,000         50,000          2,200             --
Klaus Tabar.................        --            --          69,700         62,500             --             --

---------------
(1) Based on the closing price of the Common Stock as quoted on the American Stock Exchange of $1.50 on January 31, 1999.

EMPLOYMENT AGREEMENTS

     In August 1996, the Company entered into an Employment Agreement with Philip M. Hawley pursuant to which the Company agreed to employ Mr. Hawley for a term ending on August 25, 1999, and to pay Mr. Hawley a base salary at the rate of $225,000 per year and provide benefits. The Company and Mr. Hawley have agreed to extend this agreement to January 31, 2001. If Mr. Hawley's employment is terminated by the Company without cause (as defined in the Employment Agreement) he is entitled to receive his full base salary and benefits for the remaining term of the Employment Agreement. If Mr. Hawley resigns from the Company upon a change in control (as defined in the Employment Agreement) he is entitled to a lump sum payment equal to the greater of (i) the remaining amounts that would be payable to him under the Employment Agreement and (ii) $225,000. Furthermore, the Company agreed to grant Mr. Hawley an option to purchase 1,234,000 shares of Common Stock at an exercise price of $1.00 per share with vesting over three years. In the event of a change in control, the right to exercise the options would accelerate. Mr. Hawley is also entitled to all other benefits of employment available to executive officers of the Company generally, including bonuses, retirement, vacation, deferred compensation, employee discount, and various health related benefits.

     The Company has entered into agreements with Messrs. Burton, Friedman, McTaggart and Tabar, as well as several other officers and employees of the Company, providing for the payment of severance benefits equal to such officers' or employees' monthly salary plus benefits for up to 12 months if terminated without cause.

                        REPORT OF COMPENSATION COMMITTEE

     The Compensation Committee (the "Committee") of Krause's Furniture, Inc. (the "Company") has met two times during fiscal year 1998. At the meetings the Committee reviewed and made recommendations to the Board of Directors on cash and other compensation for the company's executive officers.

     In making its recommendations, the Committee took into account many factors in determining aggregate compensation, including awards of stock options and a proposed management bonus program. The factors considered by the Committee include (1) the financial results of the Company for the preceding fiscal year,
(2) the performance of the Company's stock, (3) the experience level and performance of the executive officers, (4) the compensation paid to executive officers in prior years and (5) compensation of executive officers employed by companies in industries similar to that of the Company. The committee also considered and intended to set executive compensation policies in order to preserve qualifying compensation deductions under 162(m) of the Internal Revenue Code which could limit certain deductions for executive compensation.

     The Committee awarded stock options to employees based on salary levels, special circumstances such as promotions and contractual commitments, and performance, experience and level of responsibility of each executive. The Company's executive officers have a significant equity ownership in the Company, and the Committee is of the view that this has been and continues to be a key factor in focusing the efforts of management in building stockholder value.

     In 1998, the compensation to executive officers was comprised of (1) annual salary, (2) a cash bonus based on performance of the executive, and (3) other employee benefits, including stock options, which are described in the Proxy Statement.

     Philip M. Hawley, the Chief Executive Officer of the Company, received compensation according to the terms of his employment agreement with the Company. This employment agreement was negotiated at arm's length with General Electric Capital Corporation during the refinancing of the Company.

     The Committee on April 2, 1998 and on May 28, 1998, awarded stock option grants to various members of the senior management staff of the Company. The Board of Directors also approved the amendment of the Management Committee Bonus Plan for certain senior executives of the Company. This Bonus Plan is based upon the growth of EBITDA during fiscal year 1998.

     The members of the Compensation Committee are Kamal Abdelnour, John A. Gavin and Peter H. Dailey.

                               PERFORMANCE GRAPHS

             KRAUSE'S FURNITURE, INC., NASDAQ (U.S. COMPANIES) AND NYSE/AMEX/NASDAQ STOCKS (HOME FURNITURE AND FURNISHINGS STORES)
COMPARISON OF CUMULATIVE TOTAL RETURN FROM JANUARY 28, 1994 TO JANUARY 29, 1999

                      KRAUSES FURNITURE,          NASDAQ STOCK MARKET          NYSE/AMEX/NASDAQ
                             INC.                  (U.S. COMPANIES)                 STOCKS
                      ------------------          -------------------          ----------------
01/28/94                    100.0                        100.0                       100.0
01/27/95                     82.5                         96.4                        70.2
01/26/96                     35.0                        133.2                        56.2
01/31/97                     26.7                        177.7                        70.8
01/30/98                     33.3                        209.9                       112.6
01/29/99                     20.0                        328.5                       110.6

     The above graph shows the cumulative total return assuming $100 invested on January 28, 1994.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The members of the Compensation Committee of the Board of Directors are Kamal G. Abdelnour, President and Chief Executive Officer of ATCO Development, Inc.; John A. Gavin, founder and Chairman of Gamma Holdings and Partner and Managing Director of Hicks, Muse, Tate and Forst (Latin America); and Peter H. Dailey, Chairman of Fedco, Inc. and a Principal of Enniskerry Financial. Mr. Abdelnour is Chairman of the Compensation Committee.

     All decisions with respect to compensation were either made or ratified by the current Committee. There were no interlocks.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     During 1998, 1997 and 1996 a number of transactions occurred between the Company and its subsidiaries and certain directors and their affiliates. The Company believes that each such arrangement was as fair as could have been obtained from unaffiliated persons.

     1996 Notes. From May 13, 1996 to June 19, 1996, various investors loaned an aggregate of $2,950,000 to the Company. Among the investors were Permal Capital Management, Inc., an indirect subsidiary of Worms & Cie ($50,000 principal amount), ATCO Development, Inc. ($150,000), Mr. DeLitto, the Company's Vice Chairman ($25,000), and Mr. Sharpe ($25,000) and Mr. Perrette ($250,000), each a former officer of the Company. In addition, on May 21, 1996 and July 2, 1996, JOL loaned to the Company $1,500,000 and $500,000, respectively. All indebtedness pursuant to these loans (collectively, the "1996 Notes") was payable on demand and bore interest at the annual rate of 10% for the first year only. All amounts outstanding under the 1996 Notes were retired in connection with the 1996 Securities Purchase Agreement described below.

     1996 Securities Purchase Agreement. On August 26, 1996, and September 4, 1996, the Company entered into a securities purchase agreement (the "Securities Purchase Agreement") whereby the Company raised an aggregate of $18,735,000 in debt and equity. Pursuant to the Securities Purchase Agreement:

     - The Company sold 10,669,000 shares of Common Stock to certain investors, at a price of $1.00 per share. Purchasers included GECC (5,000,000 shares), ATCO Holdings Ltd. (500,000 shares), certain affiliates of Worms & Cie (500,000 shares), Mr. Hawley, the Company's Chairman and Chief Executive Officer and various trusts established for the benefit of relatives of Mr. Hawley (1,080,000 shares), and Mr. DeLitto, the Company's Vice Chairman (25,000 shares).

     - The Company issued 3,066,251 shares of Common Stock to the holders of the 1996 Notes in consideration for retirement of all amounts outstanding under the 1996 Notes, including accrued interest. Shares were issued at a rate of one share per $1.00 of debt retired.

     - GECC made a loan to the Company in the original principal amount of $5,000,000. This indebtedness was evidenced by a note (the "Original Note") bearing interest at the rate of 10% per annum and payable in full on or before August 31, 2001. Pursuant to the 1997 Supplemental Securities Agreement, as amended, (described below), this note was replaced with a note bearing interest at 9.5% per annum and payable in full on July 30, 2002. In connection with the issuance of the Original Note, the Company issued to GECC warrants to purchase a total of 1,400,000 shares of Common Stock at an exercise price of $.001 per share, expiring August 31, 2006. In the event that the Company fails to meet certain financial covenants, including failure to repay this loan, the Securities Purchase Agreement provides, in part, that GECC may take action to appoint additional members of the Board of Directors such that GECC will control the majority of the Board.

     - The Company converted all outstanding shares of Series A Preferred Stock into 1,176,950 shares of Common Stock. The holders of the Preferred Stock who received shares of Common Stock included certain affiliates of Worms & Cie and JOL.

     - The Company entered into a Registration Rights Agreement with all investors that received shares of Common Stock pursuant to the Securities Purchase Agreement.

     - The Company entered into a Stockholders Agreement with investors. Pursuant to the Stockholders Agreement, Mr. Hawley was appointed Chief Executive Officer and named Chairman. Also pursuant to the Stockholders Agreement, (i) Mr. Coats, a Managing Director of GE Equity, a wholly-owned subsidiary of GECC, was appointed to the Board, and (ii) Mr. DeLitto, the President of Permal Capital Management, Inc., was appointed to the Board.

     The price of $1.00 per share for shares of Common Stock issued pursuant to the Securities Purchase Agreement was negotiated at arm's length between the Company and GECC, the lead investor, prior to August 19, 1996, the date of the public announcement regarding the proposed GECC financing. The average of the high and low sales prices on the Nasdaq SmallCap Market for the Company's Common Stock during the two weeks prior to August 19, 1996, was $0.91 per share. The average of the high and low sales prices on the Nasdaq SmallCap Market for the Company's Common Stock on August 26, 1996, and on September 10, 1996, the closing dates of the transactions, was $1.66 and $1.47, respectively.

     1997 Supplemental Securities Purchase Agreement. On August 14, 1997, the Company concluded a supplemental agreement to the Securities Purchase Agreement (the "Supplemental Agreement"). Pursuant to the Supplemental Agreement which was amended as of March 31, 1999:

     - The Company sold subordinated notes to GECC and JOL in the principal amounts of $2,500,000 and $500,000, respectively (together, the "1997 Notes"). The 1997 Notes bear interest at a rate of 9.5%, payable quarterly. Principal is payable in ten quarterly installments, commencing April, 2000. In addition, GECC and JOL were issued warrants to purchase 600,000 shares of Common Stock and 140,000 shares of Common Stock, respectively, at a purchase price of $1.25 per share. In the event that the Company fails to meet certain financial covenants, including failure to repay this loan, the Securities Purchase Agreement provides, in part, that GECC may take action to appoint additional members of the Board of Directors such that GECC will control the majority of the Board.

     - The Company arranged for a standby credit facility under which the Company could at its option, subject to attainment of certain financial covenants, borrow up to an additional $3,500,000 (the "Standby Notes") from GECC and JOL under the same terms and conditions of the 1997 Notes. The Company borrowed funds pursuant to the Standby Notes on December 30, 1997 and issued to GECC and JOL additional warrants to purchase 400,000 and 160,000 shares of Common Stock, respectively, at $1.25 per share.

     - The Company issued to GECC and JOL warrants to purchase in the aggregate up to an additional 1,000,000 shares of Common Stock at a price of $0.01 per share (the "Performance Warrants"). The Performance Warrants first become exercisable in April 2000 and will be canceled if the Company meets certain economic performance targets for fiscal year 1999.

     - The Company issued a new 9.5% Subordinated Note due August 31, 2002 (the "Replacement Note") in the principal amount of $5,501,091 to replace the Original Note (which bore interest at 10% per annum and was payable in full on or before August 31, 2001) in the principal amount of $5 million and certain additional notes in aggregate principal amount of $501,091 reflecting accrued interest. The Replacement Note is payable in ten quarterly installments beginning April 2000.

     - The Company amended the Registration Rights Agreement and the Stockholders Agreement.

     Private Label Credit Card Program with Monogram Credit Card Bank of Georgia (an Affiliate of GECC). In April 1997, the Company entered into an agreement with Monogram Credit Card Bank of Georgia ("Monogram"), an affiliate of GECC, pursuant to which Monogram provides a customized credit program to the Company. Under this program, approved customers of the Company are able to purchase products on credit through a credit card issued by Monogram. Monogram purchases each credit from the Company and bears the risk of loss on such credit purchases. The program is for an initial term of five years and will automatically renew for consecutive five-year terms unless terminated by either party at least six months prior to the end of any such five-year term.

     Transactions with Permal Capital Management, Inc. (a wholly owned subsidiary of Worms & Co., Inc., since October 1990). In 1996, Permal Capital Management, Inc. ("PCMI") provided various management services for the Company and its subsidiaries, for which PCMI received $58,333. PCMI's executive management services for the Company included assistance with regard to executive management, financial consulting and strategic planning during the year. Thomas
M. DeLitto, President of PCMI, served as President and Chief Executive Officer of the Company from January to December 1994, served as Chief Executive Officer from April 1995 to August 1996 and is currently Vice Chairman.

     Succession Agreement. In December 1997, a Succession Agreement was entered into by the Company and the following stockholders: Philip M. Hawley, its Chairman, his sons John F. Hawley and Dr. Philip M. Hawley, Jr., GECC and Permal Capital Management. The parties to the Succession Agreement agreed that if Philip M. Hawley ceases to serve on the Board of Directors, the stockholder parties would take all necessary action to ensure that John F. Hawley, or his nominee if he is unavailable, is elected to serve as a director. Furthermore, GECC and each of the members of the Hawley Group agreed to cooperate in connection with the acquisition, by either, of Common Stock held by the Permal Group. The agreement will continue as long as the Hawley Group owns an aggregate of at least 1,000,000 shares of Common Stock.

                                 PROPOSAL NO. 2

                 RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANTS

     The firm of Arthur Andersen LLP has been provisionally designated by the Board of Directors to examine the financial statements of the Company for the fiscal year ending January 30, 2000. A resolution will be presented at the Annual Meeting to retain said firm as independent public accountants to examine the financial statements for the year ending January 30, 2000. The Board may appoint a new firm of independent public accountants at any time if it believes that such a change would be in the best interests of the Company and its stockholders. If the stockholders, by the affirmative vote of a majority of the shares represented at the Annual Meeting, do not vote to ratify the decision to retain Arthur Andersen LLP, the selection of independent public accountants will be reconsidered by the Board. Arthur Andersen LLP served as independent public accountants of the Company for fiscal year 1998. It is anticipated that a representative of Arthur Andersen LLP will be present at the Annual Meeting and will be available to answer any appropriate questions from the stockholders and will be given the opportunity to make a statement should the representative desire to do so.

          THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL NO. 2

                                 OTHER BUSINESS

     The Board of Directors knows of no other business that will be presented for consideration at the Annual Meeting. If any other matters are brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote, or otherwise act, in accordance with their judgment on such matters.

                                 ANNUAL REPORT

     A copy of the Company's Annual Report for fiscal 1998 is enclosed with this Proxy Statement.

                             STOCKHOLDER PROPOSALS

     Proposals of stockholders intended to be presented at the 2000 Annual Meeting of Stockholders must be received at the principal executive office of the Company not later than March 12, 2000, for inclusion in next year's Proxy Statement and Proxy Card. All such proposals should be in compliance with applicable Securities and Exchange Commission regulations. Nominations for director intended to be presented at the 2000 Annual Meeting of Stockholders must be received at the principal executive office of the Company not later than March 27, 2000, for inclusion in next year's Proxy Statement and Proxy Card.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          [SIG]

                                          JUDITH OLSON LASKER
                                          Secretary

Dated: April 23, 1999.

                                                                      1114-PS-99

--------------------------------------------------------------------------------

                  PROXY FOR ANNUAL MEETING OF STOCKHOLDERS OF

                            KRAUSE'S FURNITURE, INC.

                                  May 27, 1999

        THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS AND
                      MAY BE REVOKED PRIOR TO ITS EXERCISE

     The undersigned hereby constitutes and appoints Philip M. Hawley and Thomas M. DeLitto and each of them, proxies for the undersigned, with full power of substitution, to vote in the manner directed below all shares of Common Stock of Krause's Furniture, Inc. (the "Company") which the undersigned is entitled to vote at the Annual Meeting of the Stockholders of the Company to be held on May 27, 1999 or any adjournment or postponement thereof, on all matters that may come before the Annual Meeting.

     THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED. IN ABSENCE OF ANY DIRECTION, THE SHARES WILL BE VOTED FOR EACH NOMINEE NAMED IN PROPOSAL 1 ON THE REVERSE SIDE, FOR PROPOSAL 2 AND IN ACCORDANCE WITH THEIR DISCRETION ON SUCH OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING. THE SHARES REPRESENTED BY THIS PROXY CANNOT BE VOTED UNLESS THIS PROXY CARD IS SIGNED AND RETURNED.

SEE REVERSE                                                          SEE REVERSE
   SIDE                                                                 SIDE
                   CONTINUED AND TO BE SIGNED ON REVERSE SIDE

     PLEASE MARK
[X]  VOTES AS IN
     THIS EXAMPLE.

     1. To elect a Board of six directors to serve for the ensuing year, consisting of the following nominees:

        Nominees: Kamal G. Abdeinour, Jeffrey H. Coats, Peter H. Dalley, Thomas M. DeLitto, John A. Gavin and Philip M. Hawley

                   FOR               WITHHELD
                   [ ]                 [ ]


        [ ] ______________________________________
            For all nominees except as noted above

     2. To consider and ratify the appointment of Arthur Andersen LLP as independent public accountants for the fiscal year ending January 30, 2000.

                      FOR            AGAINST          ABSTAIN
                      [ ]              [ ]              [ ]

        MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT   [ ]

        The undersigned acknowledges receipt of the Notice of Annual Meeting of Stockholders to be held May 27, 1999 and the Proxy Statement attached thereto.

        (Please date this Proxy and sign exactly as your name appears hereon. When signing as an attorney, executor, administrator, trustee or guardian, please give your full title. If there is more than one trustee, all should sign. All joint owners should sign.)


Signature _______________ Date: _______ Signature: ________________ Date: ______